Earnings Estimate Revision Conference Call
March 16, 2001
3:00 p.m.


Welcome to today's conference call. I'm Bob Bohn, chairman, president and CEO of Oshkosh Truck. With me is Charlie Szews, CFO. At the outset, I would like to apologize for the inconvenient time of this call. As we have explained to some of you, I can assure you that this timing was not our preference. But the uncertain meaning of advance notice requirements under everyone's favorite new SEC rule drove the timing. Also, the remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC today and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly conference call, if at all.

I'm going to make some short, introductory comments to further explain our forecast generally, and then I'll open this up for your questions.

As you know, our second quarter earnings announcement is planned for April 26. However, over the last month, we've seen a gradual worsening of our concrete placement business, to the point that we have to assume that it can't be compensated for with strong performance in March. We will not achieve our original sales and earnings projections for the quarter, or for the year. As is our policy, we're letting investors know.

So, here's what we currently expect:

o Second quarter earnings per share of $0.65 to $0.70, compared to $0.70 a year ago. These results are buoyed by 7.5 cents from the completion of certain tax audits in the quarter. And we're assuming a two percentage point improvement in margins on our MTVR contract, which basically impacts EPS by about 4 cents per share in the quarter. Two cents of that is a catch-up adjustment on sales in previous quarters.

o I expect full year earnings per share to be $2.80 to $3.00. That compares to $2.96 for fiscal 2000.

o And, finally, sales for the year will likely be in the $1.425 billion to $1.460 billion range, compared to $1.324 billion for fiscal 2000.



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These estimates are very preliminary, and could be reduced in succeeding quarters if the current economic climate deteriorates even further and causes any of our customers to hold on to their cash. We will comment in more detail on the third and fourth quarters, as well as the year, on April 26.

Basically, these revised performance expectations are entirely due to the weakness we're seeing in the concrete placement market. Orders were solid into January, and then they slowed substantially. The uncertain economic environment has led concrete producers to postpone major capital spending. On the other hand, our sales people are optimistic because customers are reporting that they are pouring as much as last year. I heard the same thing from our largest customers at the World of Concrete show in late February. Housing starts were up more than 5% in January. Our concrete placement product acceptance is stronger than ever. Unfortunately, this hasn't translated into strong orders because producers remain concerned about the future.

We had originally anticipated a drop of 13.5% in rear-discharge mixer sales. Now, we expect a decline on the order of 25% to 30%.

On another topic in this market, we completed the initial closing on certain Temco assets yesterday. Why did we buy these assets? Temco has closed down its concrete mixer and batch plant manufacturing business, other than completing existing customer orders. We took the opportunity to buy some of their assets, including replacement parts inventories and drawing packages. It allows us to support additional customers in the all-make parts business. The terms were $12 million in cash, with $4.5 million of that in an escrow account and subject to downward adjustment based on the inventory on hand at the final closing, which could be up to 60 days from now. Plus, we gave them $9 million in product credits that they can use to buy mixers, plants and parts over the next 6 years.

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In our other businesses, the outlook is positive. In refuse, we had a slow start to the year, but orders have begun to increase during the second quarter. We are expecting to close the year strong, particularly because we are in the midst of promising negotiations with Waste Management for a significant portion of its business.

In fire and emergency, business is strong. Municipalities are continuing to buy fire apparatus during this time of economic turmoil. Even in the last recession, industry volumes grew 1%. We had a great show in early March at the FDIC conference, where we introduced TAK-4(TM) independent suspension to the fire market. And, Medtec's performance has been even better than we anticipated.
On the defense side, we are still in negotiations on the Family of Heavy Tactical Vehicles contract and are working to bring that to a close this month. The MTVR has completed the Follow-On Test & Evaluation with very strong test results. We expect the Marines to give us the green light by mid-April to start full-rate production in August.

So, what are we going to do about this revised outlook?

We are taking comprehensive cost containment measures. We have a hiring freeze in place throughout the company. We plan to sharply reduce inventories. We will continue to invest in areas that build our long-term success - R&D and distribution enhancement. But in all other areas, we will watch every cent we spend.

Now, I'll open the call to your questions.



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